FOR IMMEDIATE RELEASE	SYMBOL: LANC
Wednesday, October 29, 2008	TRADED: Nasdaq

LANCASTER COLONY REPORTS FIRST QUARTER SALES AND EARNINGS
          COLUMBUS, Ohio, October 29 — Lancaster Colony Corporation (Nasdaq: LANC) today reported higher sales but lower income from continuing operations for its first fiscal quarter ended September 30, 2008:
•	Net sales reached $264 million, up eight percent from first quarter sales of $244 million last year.
•	Specialty Foods net sales totaled a record $220.8 million, up 19 percent from the year-ago level, reflecting both higher volumes and pricing.
•	Glassware and Candles sales were $43.1 million, a decline of 27 percent from the year-ago quarter, primarily reflecting the effect of divested glass operations.
•	Income from continuing operations of $11,020,000, or 39 cents per diluted share, decreased 25 percent from the prior year’s total of $14,647,000, or 48 cents per diluted share.
•	Net income totaled $11,020,000, versus $15,570,000 in the year-ago first quarter, which included the results of discontinued operations. Net income per basic and diluted share was 39 cents versus 51 cents earned in the first quarter last year.
•	The cash dividend was continued at the higher rate set in November 2007, and 296,000 shares were repurchased at a cost of $10.1 million.
•	The company’s strong balance sheet showed debt at September 30 totaling $80 million, or approximately 18 percent of total capitalization.
     John B. Gerlach, Jr., chairman and CEO of Lancaster Colony Corporation, said, “We were generally pleased with our Specialty Foods performance given substantially higher material costs. Challenges facing our remaining nonfood operations were largely expected, although we anticipate some improvement going forward.”
     Specialty Foods sales growth, led by frozen products, reflects volume from both the retail and foodservice channels. All growth was internally generated, with pricing contributing roughly half of the overall increase. Segment operating income of $23.5 million declined one percent from the year-ago level due to substantially higher commodity and other raw-material costs. These higher input costs totaled approximately $20 million, but were mitigated by the quarter’s higher sales volume and pricing. The first quarter also included costs associated with consolidating the Atlanta dressing operation into other facilities totaling approximately $0.8 million.
     Net sales of candles and related products were up slightly in the first quarter, while overall sales of the Glassware and Candles segment were impacted by the prior-year divestiture and closing of glass operations. Segment operating income declined by $5.3 million, reflecting the absence of contributions from the divested operations, higher wax costs and lower operating levels among other factors. Higher pricing is currently being implemented for many candle products.
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PAGE 2 / LANCASTER COLONY REPORTS FIRST QUARTER SALES AND EARNINGS
     Corporate expenses increased $0.3 million, reflecting costs associated with former nonfood manufacturing real estate held for sale. Approximately $0.8 million was related to the razing of a former industrial glass operation. These costs, along with the previously-mentioned food-facility closure costs, are presented as restructuring charges.
     “Looking at our current second quarter,” Mr. Gerlach said, “we believe that today we are better structured to confront the unusual macroeconomic conditions now before us. Despite very uncertain retail market conditions, our consolidated sales should see further growth driven by improving food sales. Operating income will likely show the benefits of a stronger top line. Also, the prior year second quarter results included a $5.7 million pretax loss associated with divested consumer and floral glass operations.” Adversely impacting results will be higher material costs, lower fixed cost absorption at candle manufacturing operations and the absence of the prior year income contribution from the sold operations.
     Mr. Gerlach added, “Our many strong market positions, seasoned executive teams and solid balance sheet provide the necessary foundation to take advantage of arising opportunities.”
Conference Call on the Web
          The company’s first quarter conference call is scheduled for this morning, October 29, at 10:00 a.m. ET. You may access the call through a live webcast by using the link provided on the company’s Internet home page at www.lancastercolony.com. Replays of the webcast will be made available on the company website.
About the Company
          Lancaster Colony Corporation is a diversified manufacturer and marketer of consumer products focusing primarily on specialty foods for the retail and foodservice markets.
Forward-Looking Statements
          We desire to take advantage of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995 (the “PSLRA”). This news release contains various “forward–looking statements” within the meaning of the PSLRA and other applicable securities laws. Such statements can be identified by the use of the forward-looking words “anticipate,” “estimate,” “project,” “believe,” “intend,” “plan,” “expect,” “hope” or similar words. These statements discuss future expectations; contain projections regarding future developments, operations or financial conditions; or state other forward-looking information. Such statements are based upon assumptions and assessments made by us in light of our experience and perception of historical trends, current conditions, expected future developments; and other factors we believe to be appropriate. These forward-looking statements involve various important risks, uncertainties and other factors that could cause our actual results to differ materially from those expressed in the forward-looking statements. Actual results may differ as a result of factors over which we have no, or limited, control. Management believes these forward-looking statements to be reasonable; however, you should not place undue reliance on such statements that are based on current expectations. Forward-looking statements speak only as of the date they are made, and we undertake no obligation to update such forward-looking statements. More detailed statements regarding significant events that could affect our financial results are included in our Annual Report on Form 10-K and Quarterly Reports on Form 10-Q as filed with the Securities and Exchange Commission and are available on our website at www.lancastercolony.com.
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FOR FURTHER INFORMATION:	John B. Gerlach, Jr., Chairman and CEO, or
John L. Boylan, Vice President, Treasurer and CFO
Lancaster Colony Corporation
Phone: 614/224-7141
—or—
Investor Relations Consultants, Inc.
Phone: 727/781-5577 or E-mail: lanc@mindspring.com

PAGE 3 / LANCASTER COLONY REPORTS FIRST QUARTER SALES AND EARNINGS
LANCASTER COLONY CORPORATION
CONSOLIDATED STATEMENTS OF INCOME (Unaudited) (b)
(In thousands except per-share amounts)

	Three Months Ended
	September 30,
	2008	2007

Net sales	$263,837	$243,958
Cost of sales	224,168	199,126

Gross margin	39,669	44,832
Selling, general & administrative expenses	20,261	21,042
Restructuring and impairment charges	1,614	136

Operating income	17,794	23,654
Interest expense	(491)	(958)
Interest income and other — net	75	155

Income from continuing operations before income taxes	17,378	22,851
Taxes based on income	6,358	8,204

Income from continuing operations	11,020	14,647
Income from discontinued operations, net of tax	—	923

Net income	$11,020	$15,570

Net income per common share:(a)

Continuing operations – basic and diluted	$.39	$.48

Discontinued operations – basic and diluted	$—	$.03

Net income – basic and diluted	$.39	$.51

Cash dividends per common share	$.28	$.27

Weighted average common shares outstanding:
Basic	28,262	30,412
Diluted	28,266	30,420

(a)	Based on the weighted average number of shares outstanding during each period.

(b)	Certain automotive operations sold in the year ended June 30, 2008 have been reflected as discontinued operations in all periods presented.
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PAGE 4 / LANCASTER COLONY REPORTS FIRST QUARTER SALES AND EARNINGS
LANCASTER COLONY CORPORATION
BUSINESS SEGMENT INFORMATION (Unaudited) (b)
(In thousands)

	Three Months Ended
	September 30,
	2008	2007

NET SALES
Specialty Foods	$220,786	$184,789
Glassware and Candles	43,051	59,169

	$263,837	$243,958

OPERATING INCOME
Specialty Foods	$23,489	$23,774
Glassware and Candles	(2,862)	2,413
Corporate expenses	(2,833)	(2,533)

	$17,794	$23,654

LANCASTER COLONY CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)
(In thousands)

	September 30,	June 30,
	2008	2008

ASSETS
Current assets:
Cash and equivalents	$15,797	$19,417
Receivables — net of allowance for doubtful accounts	81,773	59,409
Total inventories	125,058	120,303
Deferred income taxes and other current assets	31,895	34,545

Total current assets	254,523	233,674
Net property, plant and equipment	177,093	179,573
Other assets	106,396	106,931

Total assets	$538,012	$520,178

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$46,910	$45,964
Accrued liabilities	40,199	42,785

Total current liabilities	87,109	88,749
Long-term debt	80,000	55,000
Other noncurrent liabilities and deferred income taxes	18,429	17,211
Shareholders’ equity	352,474	359,218

Total liabilities and shareholders’ equity	$538,012	$520,178

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